Exhibit 99.1

Kona Grill Reports Third Quarter 2017 Results

SCOTTSDALE, AZ – November 9, 2017 ─ Kona Grill, Inc. (NASDAQ: KONA), an American grill and sushi bar, reported financial results for the third quarter ended September 30, 2017.

Third Quarter 2017 Key Items vs. Year-Ago Quarter

●	Restaurant sales increased 2.4% to $44.4 million.
●

Same-store sales decreased 7.2%, including an estimated 1.1% impact from closures as a result of Hurricanes Harvey, Irma and Maria which impacted 30% of the Company’s restaurant base; compared to a 0.7% gain from the prior year.

●

Net loss of $3.3 million, or ($0.33) per share, which included an estimated ($0.02) per share impact from the aforementioned hurricanes, compared to net loss of $2.6 million, or ($0.24) per share in 2016.

●	Restaurant operating profit*, a non-GAAP measure, decreased 24.3% to $4.5 million compared to $6.0 million in 2016.

* For a reconciliation of restaurant operating profit to the most directly comparable financial measures presented in accordance with GAAP and a discussion of why the Company considers them useful, see the financial information accompanying this release.

“We continue to fight for market share in this challenging industry environment and have several initiatives in place to drive traffic and deliver a great guest experience. We believe that our brand appeals to today’s consumer as evidenced by our sushi sales that continue to grow and now represent over 25% of our total sales,” said Berke Bakay, President and CEO of Kona Grill.

“We remain resilient in spite of the challenges that we encountered during this quarter, including one-third of our restaurants being impacted by closures from the three major hurricanes that hit during August and September which we estimate resulted in approximately $500,000 of lost sales. Our restaurant in San Juan recently reopened with scaled back hours and a limited menu after the devastation caused by Hurricane Maria. We are fortunate that minimal physical damage was sustained at our restaurants. We are proud of our teams in these affected areas in how they helped feed first responders and others in the community during this time of need and we are grateful for the support of our guests and co-workers in raising funds for employees displaced by the hurricanes,” he continued.

“We continue to evaluate our underperforming restaurants and have discussions with our landlords regarding rent abatement or potentially closing certain locations. Our success in addressing these opportunities and issues will put us in a better financial position for the future.”

“Our franchise partner opened the first Kona Grill internationally with a restaurant opening in Monterrey, Mexico in August and our franchise partner, RAK Hospitality is scheduled to open a restaurant in Dubai later this month. It is exciting to see this initiative come to fruition and we look forward to the Zzen Group’s opening a restaurant in Toronto later this year,” he concluded.

Third Quarter 2017 Financial Results

Restaurant sales increased 2.4% to $44.4 million in the third quarter of 2017 compared to $43.4 million in the third quarter of 2016. The increase was primarily driven by operating week growth from six restaurants opened since August 2016 partially offset a decline in same-store sales and lost sales associated with hurricane-related closures.

Same-store sales decreased 7.2% in the third quarter of 2017 as compared to a 0.7% increase in the third quarter of last year. Excluding the impact of hurricane-related closures, same-store sales are estimated to decrease 6.1%.The decrease in same-store sales this year reflects a decline in guest traffic and unfavorable menu mix, partially offset by slightly higher menu prices.

Net loss was $3.3 million, or ($0.33) per share in the third quarter of 2017, and was negatively impacted by an estimated $0.02 per share from the aforementioned hurricanes. This compared to net loss of $2.6 million, or ($0.24) per share in the same quarter of 2016.

Restaurant operating profit*, a non-GAAP measure, was $4.5 million in the third quarter of 2017 compared to $6.0 million in the third quarter of 2016. Restaurant operating profit in the third quarter of 2017 was adversely impacted by higher food and operating costs compared to the prior year quarter. As a percentage of sales, restaurant operating profit was 10.2% compared to 13.8% in the third quarter of last year.

Financial Guidance

In light of the current environment, the Company is updating its forecast to restaurant sales of $180 million and Adjusted EBITDA, which excludes lease termination costs and asset write-offs, of $4.5 million.

The Company has not reconciled Adjusted EBITDA guidance to the corresponding GAAP financial measure because it does not provide guidance for the various reconciling items. The Company is unable to provide guidance for these reconciling items since certain items that impact net income are outside of its control and cannot be reasonably predicted. Accordingly, reconciliations to the corresponding GAAP financial measures are not available without unreasonable effort.

The Company reaffirms its capital expenditures, net of tenant allowances to range from $7 million to $9 million, which is primarily related to restaurant development, maintenance capital expenditures and technology initiatives.

Development Update

The Company opened a restaurant in Scottsdale, Arizona on June 12, 2017. The Company has one signed lease for a restaurant at Pinecrest Village near Cleveland, Ohio that is scheduled to open in 2018.

The Company’s international franchise partner in Mexico opened the first franchised Kona Grill restaurant in Monterrey, Mexico in August. The Company’s franchise partner in the United Arab Emirates is scheduled to open in Dubai later this month while the first Kona Grill in Toronto, Canada is scheduled to be opened in December 2017. The Company continues to engage in discussions with additional franchise partners.

Conference Call

Kona Grill will hold a conference call today at 5:00 p.m. Eastern time to discuss its financial results for the third quarter ended September 30, 2017. The Company’s President and CEO Berke Bakay and CFO Christi Hing will host the call, followed by a question and answer session.

To access the conference call investors may dial 1-719-325-4783. The conference call will be followed by a question and answer session. Please call the conference telephone number 5-10 minutes prior to the start time so that an operator may register your name and organization.

The conference call will be broadcast simultaneously over the internet via the investors section of the Company’s website at www.konagrill.com.

A replay of the conference call will be available after 8:00 p.m. Eastern time on the same day through December 10, 2017 by calling 1-412-317-6671. To access the replay please use the ID number 3528818. The replay will also be available via the investors section of the Company’s website at www.konagrill.com.

About Kona Grill

Kona Grill features a global menu of contemporary American favorites, award-winning sushi, and specialty cocktails in an upscale casual atmosphere. Kona Grill owns and operates 46 restaurants, guided by a passion for quality food and exceptional service. Restaurants are located in 23 states and Puerto Rico: Alabama (Huntsville); Arizona (Chandler, Gilbert, Phoenix, Scottsdale (2)); California (Irvine); Colorado (Denver); Connecticut (Stamford); Florida (Miami, Tampa, Sarasota, Winter Park); Georgia (Alpharetta); Hawaii (Honolulu); Illinois (Lincolnshire, Oak Brook); Indiana (Carmel); Idaho (Boise); Louisiana (Baton Rouge); Maryland (Baltimore); Michigan (Troy); Minnesota (Eden Prairie, Minnetonka); Missouri (Kansas City); Nebraska (Omaha); New Jersey (Woodbridge); Nevada (Las Vegas(2)); Ohio (Cincinnati, Columbus); Puerto Rico (San Juan); Tennessee (Franklin); Texas (Austin, Dallas, El Paso, Friendswood, Fort Worth, Houston, Plano, San Antonio(2), The Woodlands); Virginia (Arlington, Fairfax, Richmond). Additionally, Kona Grill has one restaurant in Monterrey, Mexico that operates under a franchise agreement. For more information, visit www.konagrill.com.

Forward-Looking Statements

Various remarks we make about future expectations, plans, and prospects for the Company constitute forward-looking statements for purposes of the Safe Harbor provisions under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding our expectations, beliefs, intentions, plans, objectives, goals, strategies, future events, or performance and underlying assumptions and other statements that are not purely historical. These statements relate to our future financial performance and development plans, including but not limited to those relating to our sales trends, projected earnings, expenses, and capital expenditures for 2017, expectations of new store openings as well as international franchise development in 2017 and beyond and availability of capital. We have attempted to identify these statements by using forward-looking terminology such as “may,” “will,” “anticipates,” “expects,” “believes,” “intends,” “should,” or comparable terms. All forward-looking statements included in this press release are based on information available to us on the date of this release and we assume no obligation to update these forward-looking statements for any reason. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements and the discussion of risk factors contained in the company's filings with the Securities and Exchange Commission.

KONA GRILL INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30,	December 31,
	2017	2016
	(unaudited)
Assets
Cash and cash equivalents	$3,511	$3,476
Other current assets	4,647	5,256
Other assets	1,099	1,383
Property, plant and equipment, net	94,338	98,268
Total assets	$103,595	$108,383
Liabilities and Stockholders' Equity
Current liabilities	$15,034	$19,277
Long term debt	37,190	25,921
Long-term obligations	33,392	31,610
Stockholders' equity	17,979	31,575
Total liabilities and stockholders' equity	$103,595	$108,383

KONA GRILL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
	(Unaudited)		(Unaudited)

Restaurants sales	$44,390	$43,358	$136,592	$125,931
Costs and expenses:
Cost of sales	12,038	11,602	37,587	33,316
Labor	16,343	16,005	50,172	45,602
Occupancy	4,154	3,499	12,435	10,006
Restaurant operating expenses	7,327	6,269	22,142	17,973
General and administrative	3,297	3,127	10,013	9,980
Preopening expense	13	1,430	810	3,443
Depreciation and amortization	3,982	3,837	11,277	10,338
Asset impairment charge	30	-	30	-
Lease termination and exit costs	8	-	1,392	-
Total costs and expenses	47,192	45,769	145,858	130,658
Income (loss) from operations	(2,802)	(2,411)	(9,266)	(4,727)
Write-off of deferred financing costs	-	-	472	-
Interest expense, net	500	138	1,214	263
Income (loss) before income taxes	(3,302)	(2,549)	(10,952)	(4,990)
Income tax expense	21	6	71	56
Net income (loss)	$(3,323)	$(2,555)	$(11,023)	$(5,046)

Net income (loss) per share:
Basic	$(0.33)	$(0.24)	$(1.09)	$(0.46)
Diluted	$(0.33)	$(0.24)	$(1.09)	$(0.46)

Weighted average shares outstanding:
Basic	10,102	10,500	10,126	10,897
Diluted	10,102	10,500	10,126	10,897

Comprehensive income (loss)	$(3,323)	$(2,555)	$(11,023)	$(5,046)

KONA GRILL, INC.
NON-GAAP RECONCILIATIONS
(In thousands)
(Unaudited)

We prepare our financial statements in accordance with U.S. GAAP. Within our press release, we make reference to non-GAAP EBITDA and Restaurant Operating Profit. Restaurant Operating Profit is defined as restaurant sales minus cost of sales, labor, occupancy and restaurant operating expenses. Restaurant Operating profit does not include general and administrative expenses, depreciation and amortization, asset impairment charge or preopening expenses. We believe Restaurant Operating Profit is an important component of financial results because: (i) it is a widely used metric within the restaurant industry to evaluate restaurant-level productivity, efficiency, and performance; and (ii) we use Restaurant Operating Profit as a key metric to evaluate our restaurant financial performance compared to that of our competitors.

EBITDA and Adjusted EBITDA. EBITDA is defined as net income (loss) plus the sum of interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA plus unusual or non-recurring items, such as impairment, lease termination and exit costs and write-off of deferred financing costs. EBITDA and Adjusted EBITDA are presented because: (i) we believe it is a useful measure for investors to assess the operating performance of our business; (ii) we believe that investors will find these measures useful in assessing our ability to service or incur indebtedness; and (iii) we use EBITDA and Adjusted EBITDA internally as a benchmark to evaluate our operating performance and compare our performance to that of our competitors.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Net income (loss)	$(3,323)	$(2,555)	$(11,023)	$(5,046)
Income tax expense	21	6	71	56
Interest expense, net	500	138	1,214	263
Depreciation and amortization	3,982	3,837	11,277	10,338
EBITDA	1,180	1,426	1,539	5,611
Asset impairment charge	30	-	30	-
Lease termination and exit costs	8	-	1,392	-
Write-off of deferred financing costs	-	-	472	-
Adjusted EBITDA	$1,218	$1,426	$3,433	$5,611
General and administrative	3,297	3,127	10,013	9,980
Preopening Expense	13	1,430	810	3,443
Restaurant operating profit	$4,528	$5,983	$14,256	$19,034
Restaurant operating profit margin (A)	10.2%	13.8%	10.4%	15.1%

(A) Restaurant opreating profit margin is calculated as restaurant operating profit divided by restaurant sales

KONA GRILL, INC.
Selected Supplemental Operating Information

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016

Same-store sales percentage change	-7.2%	0.7%	-5.6%	2.2%

Restaurants opened during the period	-	2	1	5
Restaurants at the end of the period	46	42	46	42

Restaurant operating weeks
Comparable restaurant base	486	394	1,443	1,165
Non-comparable restaurant base	118	142	328	338
Total restaurant operating weeks	604	536	1,771	1,503

Non-comparable restaurant base as a percentage of total restaurant operating weeks	19.5%	26.4%	18.5%	22.5%

Kona Grill Investor Relations Contact:

Kona Grill, Inc.

Christi Hing, Chief Financial Officer

(480) 922-8100

investorrelations@konagrill.com